Exhibit 99.1

Blue Water Acquisition Corporation Announces Pricing of $50 Million Initial Public Offering

GREENWICH, Conn., Dec. 15, 2020 /PRNewswire/ -- Blue Water Acquisition Corp. (the "Company"), a special purpose acquisition company, announced today that it priced its initial public offering of 5,000,000 units at $10.00 per unit. Each unit consists of one share of the Company's Class A common stock and one redeemable warrant to purchase one share of Class A common stock at an initial exercise price of $11.50 per share. The units will be listed on The Nasdaq Capital Market and trade under the proposed ticker symbol "BLUWU" beginning December 15, 2020. Once the securities comprising the units begin separate trading, the Class A common stock and warrants are expected to be listed on Nasdaq under the symbols "BLUW" and "BLUWW," respectively.

The offering is expected to close on December 17, 2020, subject to customary closing conditions.

Blue Water Acquisition Corporation is a blank check company, also commonly referred to as a special purpose acquisition company, or SPAC, formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. Although the Company may pursue an acquisition opportunity in any business or industry, it intends to focus on a target business in the healthcare industry. Blue Water Acquisition Corporation was founded by Joseph Hernandez, a life sciences entrepreneur.

Maxim Group LLC is serving as the sole book runner for the offering. The Company has granted the underwriter a 45-day option to purchase up to an additional 750,000 units at the initial public offering price to cover over-allotments, if any.

The public offering is being made only by means of a prospectus. Copies of the preliminary prospectus relating to the offering and final prospectus, when available, may be obtained from: Maxim Group LLC, 405 Lexington Ave Second Floor, New York, NY 10174 at 212-895-3745.

A registration statement relating to these securities has been filed with, and declared effective by, the Securities and Exchange Commission ("SEC") on December 15, 2020. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Cautionary Note Concerning Forward-Looking Statements
This press release contains statements that constitute "forward-looking statements," including with respect to the Company's initial public offering and the anticipated use of the net proceeds of such offering. No assurance can be given that such offering will be completed on the terms described, or at all, or the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company's registration statement and prospectus for the Company's offering filed with the SEC. Copies are available on the SEC's website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact:

Russo Partners

David Schull
12 West 27th Street, 4th Floor
New York, NY 10001
(858) 717-2310
david.schull@russopartnersllc.com